EXHIBIT 10.7

                                 STATE OF IOWA

                             DEPARTMENT OF COMMERCE

                                UTILITIES BOARD
_______________________________________________________________________________

IN RE:
                                                       DOCKET NOS. RPU-01-3
MIDAMERICAN ENERGY COMPANY                                         RPU-01-5

_______________________________________________________________________________

                 ORDER APPROVING SETTLEMENT WITH MODIFICATIONS

                           (Issued December 21, 2001)

                               PROCEDURAL HISTORY

     On March 14, 2001, the Consumer Advocate Division of the Department of Justice (Consumer Advocate) filed with the Utilities Board (Board) a petition, pursuant to Iowa Code Sec. 476.3(2), alleging that MidAmerican Energy Company's (MidAmerican) jurisdictional electric rates were excessive in the annual amount of $77,002,803. On April 13, 2001, the Board docketed the proceeding, identified as Docket No. RPU-01-3, and set a procedural schedule.

     On June 11, 2001, MidAmerican, as part of its responsive testimony in Docket No. RPU-01-3, filed an application for a general increase in its electric rates in the amount of $50,529,035. The Board docketed the application for a rate increase, identified as Docket No. RPU-01-5, by order issued July 9, 2001. The Board did not set a procedural schedule but instead suspended the procedural schedule in Docket No. RPU-01-3, because MidAmerican and Consumer Advocate said they had reached agreement on a settlement outline that, if approved by the Board, would resolve all outstanding issues in both dockets.

DOCKET NOS. RPU-01-3, RPU-01-5
PAGE 2

     A proposed settlement was filed with the Board on July 12, 2001. Signatories to the proposed settlement are MidAmerican, Consumer Advocate, the International Brotherhood of Electrical Workers Iowa State Conference, Deere & Company, and Local Union 109, International Brotherhood of Electrical Workers, AFL-CIO. Two intervenors, Archer Daniels Midland Company (ADM) and Ag Processing Inc. (Ag Processing), oppose the settlement. Another intervenor, IES Utilities Inc. and Interstate Power Company (Alliant Energy), did not sign the settlement but filed comments on July 13, 2001, indicating Alliant Energy had no objection to the Board entering an order approving the settlement.

     Pursuant to 199 IAC 7.2(11)"c," Ag Processing and ADM each filed comments opposed to the settlement on August 10, 2001. Three sets of reply comments were filed on August 24, 2001. One set was filed by all signatories to the settlement, a second set was filed by MidAmerican, and a third set filed by Consumer Advocate.

     On August 20, 2001, the Board entered an order setting a hearing date on the settlement and requiring MidAmerican and Consumer Advocate to file additional information. A hearing on the settlement was held on October 4 and 5, 2001. Initial briefs were filed on October 19, 2001, and reply briefs were filed on October 26, 2001. Subsequent to the reply briefs and not provided for by the rules or procedural schedule, ADM's counsel submitted a letter taking issue with various points raised in MidAmerican's and Consumer Advocate's reply briefs. MidAmerican filed a letter in reply and Consumer Advocate filed a letter stating it did not intend to respond.

DOCKET NOS. RPU-01-3, RPU-01-5
PAGE 3

                         SUMMARY OF PROPOSED SETTLEMENT

     The proposed settlement outline attached to the settlement agreement is a one-page document that provides as its basic premise that there shall be no change in existing MidAmerican rates. There is an exception to this basic premise if MidAmerican and Consumer Advocate file for a revenue neutral change in rates for the purpose of improving rate design or bringing rates closer to the cost of service. Consumer Advocate agrees not to file for a rate reduction during the term of the settlement (December 31, 2005) and MidAmerican agrees not to seek a rate increase unless its financial viability is threatened because its debt rating falls below investment grade.

     The proposed settlement continues much of the settlement approved by the Board on June 27, 1997, in Docket Nos. APP-96-1 and RPU-96-8 (APP settlement). For example, there is no change in the revenue requirement from the implicit revenue requirement contained in the APP settlement, there are no changes in existing rates or trackers, and a 12 percent return on equity is used as the revenue sharing threshold. The proposed settlement runs through December 31, 2005.

     Among the important APP settlement pieces continued in the proposed settlement is the elimination of MidAmerican's energy adjustment clause. Based on the APP settlement, MidAmerican's monthly rates include a set amount for fuel costs. MidAmerican retains all the risk and reward for fuel costs fluctuations that normally flow directly to ratepayers through the energy adjustment clause. The settlement

DOCKET NOS. RPU-01-3, RPU-01-5
PAGE 4

also continues the Cooper tracker, which allows MidAmerican to recover the costs of capital additions to Cooper Nuclear Station through the use of an automatic recovery mechanism. The theory behind the Cooper tracker is that recovery of such costs should be assured because the federal Nuclear Regulatory Commission generally mandates the capital additions.

     There are several significant differences or changes from the APP settlement to the proposed settlement. First, because a rate reduction was also part of the APP settlement, the APP settlement provided that MidAmerican could use some of the reduction to offer special discounts to commercial and industrial customers. There is no money for these special contracts in the proposed settlement and, in fact, commercial and industrial customers who signed special contracts will return to tariff rates when their contracts expire.
Second, the revenue sharing mechanism in the APP settlement resulted in direct refunds to customers. In the proposed settlement, the revenue sharing is used to offset the cost of future plant investments, providing indirect, future benefits.

     A final aspect of the settlement is that it does nothing to resolve the price differentials in MidAmerican's three rate zones. As noted earlier, the proposed settlement provides that after December 1, 2002, MidAmerican and Consumer Advocate may jointly file for revenue neutral rate design changes that would reduce the disparity between the zones. If MidAmerican and Consumer Advocate cannot agree on proposed changes, no rate design proposal could be filed by those parties

DOCKET  NOS. RPU-01-3, RPU-01-5
PAGE 5

until after December 31, 2005. Other entities, however, are not precluded by the proposed settlement from initiating a rate design proceeding.

                                   DISCUSSION

A.   INTRODUCTION

     Subrule 199 IAC 7.2(11) provides, in part, that the Board shall not approve settlements "unless the settlement is reasonable in light of the whole record, consistent with law, and in the public interest." Paragraph 199 IAC 7.2(11)"e" grants the Board discretion in determining whether to schedule a hearing on the contested issues after the close of the comment period provided for in 199 IAC 7.2(11)"c."

     The proponents of the settlement claim three primary benefits: rate stability through what is termed a five-year rate freeze, revenue sharing, and the commitment to build new generation in Iowa. These benefits will be addressed separately and then the Board will address several miscellaneous issues raised by the settlement. However, the issues are intertwined, and a discussion of rate stability, for example, must include at least some discussion about how a rate freeze facilitates construction of revenue producing assets, including new generation.

     The Board may accept or reject the proposed settlement in its entirety. The Board may also modify the proposed settlement. However, because the settlement agreement provides as a condition precedent that it "shall not become effective unless and until the Board accepts the same in its entirety without condition or

DOCKET NOS. RPU-01-3, RPU-01-5
PAGE 6

modification...," any modifications made by the Board must be accepted by the settlement signatories or the settlement is null and void.

     The proposed settlement recognizes that MidAmerican operates in a hybrid environment, with the retail side of its business remaining regulated while the wholesale side is now competitive and subject to market forces. Given the current hybrid environment in which MidAmerican operates, and particularly with the volatility in the wholesale market that has existed for at least the last year, the Board believes that a more flexible regulatory approach is required. This flexible approach was first utilized, at least on a wide scale, in the APP settlement. The Board agrees with the basic approach and structure of the settlement, but believes some minor modifications are required for the proposed settlement to be reasonable and in the public interest.

B. RATE STABILITY

     The settlement is in some important aspects a continuation of the APP settlement. Taken together with the APP settlement approved in 1997, settlement proponents argue that the current settlement provides rate stability because, if the settlement is approved, MidAmerican customers will experience nine consecutive years without a rate increase, sparing them from the vagaries of the wholesale market through MidAmerican's agreement not to reinstate its energy adjustment clause. The settlement does, however, allow the Board to consider rate design changes prior to the expiration of the settlement, including mitigation of geographic

DOCKET   NOS.  RPU-01-3,   RPU-01-5
PAGE  7

pricing disparities.  Perhaps most  important,  the settlement  facilitates new
generation  and  delivery   reliability   investments  by  providing  regulatory
stability throughout the five-year settlement period.

     ADM and Ag Processing argue that while rates may have remained stable, MidAmerican's revenues have increased with load growth. Because the settlement proponents have not presented the Board with an explicit revenue requirement, it is impossible to know if existing rates, while they may have been stable, exceed MidAmerican's cost of service. This is particularly true since there has not been a fully litigated rate case involving MidAmerican, which was formed through various mergers over the past ten years. (Tr. 28; 29; 286).

     There are substantial benefits to a five-year settlement. First, a predictable revenue stream for MidAmerican will facilitate investment in revenue producing assets, such as new generation. MidAmerican is assured that any increased revenue from those assets will not be reflected in rates for at least the term of the settlement. Second, customers have price surety for five years, absent any rate design changes. Third, rate stability encourages the efficient operation of revenue producing assets. If MidAmerican effectively maintains its generating and transmission assets and appropriately administers wholesale sales, both MidAmerican and its customers will benefit through the revenue sharing mechanism.

     ADM and Ag Processing argue the settlement does not in fact provide for price stability because it produces an increase for contract customers and there is a

DOCKET NOS.  RPU-01-3,  RPU-01-5
PAGE 8

possibility of price increases for certain geographic zones or customer classes if a rate design proceeding is brought. The contract customers will be addressed first.

     The APP settlement provided for commercial and industrial customer reductions totaling $10 million. The APP settlement allowed MidAmerican to make the reductions through special contract discounts and a retail access pilot project. To the extent the reductions were not made through contract discounts and the pilot project, the remaining balance was used to reduce commercial and industrial tariff rates. Most of the APP contracts will expire before December 31, 2005, and, pursuant to the terms of the settlement, those customers will return to tariff rates. Ag Processing and ADM argue that unless expiring contracts are extended through December 31, 2005, there is no rate stability, because tariff rates are higher than the contract rates.

     Because the APP settlement allowed industrial and commercial customers to negotiate special contracts, contract length and pricing were subject to arms length negotiation. Contracts with different lengths had different discounts and carried different risks. The expectations of those customers should have been that, when the contracts expired, they would return to standard tariff rates or enter into new arrangements based on the regulatory environment at the time. (Tr. 25; 312; 314). There is nothing in the APP settlement that should have caused them to expect that their contracts would be extended or their tariff rates reduced. Allowing those with expiring contracts special treatment shifts some of the risk they assumed when they

DOCKET  NOS.  RPU-01-3,  RPU-01-5
PAGE 9

negotiated the contracts. If MidAmerican's revenues increase as a result of the expiring contracts, those increases will be reflected in the revenue sharing mechanism.

     Price disparities in MidAmerican's pricing zones may largely be a result of the merger of various utilities to form MidAmerican and not the result of cost of service differences between the zones. Bringing together various rate zone prices raises not only cost of service issues, but also policy issues such as rate shock. MidAmerican and Consumer Advocate acknowledge MidAmerican's rate design disparities but argue that the customer benefits from the proposed settlement outweigh the benefits of moving forward with a full contested proceeding at this time. (Tr. 225-26; 286-88).

     The Board recognizes the difficulties in merging different pricing zones, particularly when price differences may largely be a historical anomaly due to prior mergers. However, the Board believes this issue needs to be investigated to assure fair allocations among customers and customer classes, and questions the benefit of requiring MidAmerican and Consumer Advocate to agree on a rate design proposal before either can file a proposal with the Board and prohibiting either from filing a proposal prior to December 1, 2002. Because the filing will be a contested case proceeding where all intervenors can argue their respective positions before the Board, the Board does not see the value in requiring MidAmerican and Consumer Advocate to agree before either can file a rate design proposal or restricting when such a proposal can be filed. The Board will condition approval of the settlement on

DOCKET NOS. RPU-01-3, RPU-01-5
PAGE 10

a modification that will allow either MidAmerican or Consumer Advocate to file a revenue neutral rate design proposal at any time. Other entities are not constrained by the settlement from making a rate design proposal.

     It is unfortunate that the term rate freeze has been injected into these proceedings, not by the terms of the settlement itself, but by usage of some of the parties in press releases, at hearing, and in brief. The settlement provides that "there shall be no change in existing rates." MidAmerican and Consumer Advocate at hearing explained that this means there is no change in tariff rates. Customers with expiring contracts will return to tariff rates, which remain the same. However, as pointed out by ADM and Ag Processing, those tariff rates are higher than their contract prices. From ADM's and Ag Processing's perspective, this is not a rate freeze.

     In addition, if a revenue neutral rate design case is filed as allowed under the settlement, there is another exception from the general rule that there are to be no changes in existing rates. While the rate design case is revenue neutral from MidAmerican's perspective, it is not revenue neutral from the perspective of customers whose rates may be changed. While the use of the term "rate freeze" was unfortunate, the settlement and testimony at hearing clearly spelled out the exceptions to the general rule that existing rates will not change. Also, if differences in the pricing zones are due to historical and geographic issues, not cost of service issues, those disparities need to be addressed. The Board encourages all parties to

DOCKET NOS.  RPU-01-3,  RPU-01-5
PAGE 11

this proceeding to begin collaboration on rate design issues so that a proposal may be filed with the Board for all to consider.

C.  REVENUE SHARING MECHANISM

     The settlement proponents claim the moderation of future rate impacts through the revenue sharing mechanism is an important benefit of the settlement. The sharing mechanism uses a threshold return on common equity (ROE) of 12 percent. If MidAmerican's annual ROE on Iowa jurisdictional electric operations is between 12 and 14 percent for each of the calendar years 2001, 2002, 2003, 2004, and 2005, MidAmerican will retain 50 percent of the revenues above 12 percent and the remainder will be accounted for as a regulatory liability and ultimately used to offset allowance for funds used during construction (AFUDC) on future generation plant investment committed to or completed by December 31, 2005. If MidAmerican's ROE exceeds 14 percent in any of those years, MidAmerican will retain 16.67 percent of the revenues above 14 percent and account for the remaining 83.33 percent of the revenues in the regulatory liability account to offset AFUDC.

     The revenue sharing mechanism is distinct from the sharing mechanism approved in the APP settlement, because it does not refund the customer's share of the excess earnings in the following year but rather accrues these earnings in a regulatory liability account that will be used to offset AFUDC on new plant investment as AFUDC is accrued. (Tr. 182-84). ADM argues that the AFUDC accrual fund creates generational inequities, because current customers in effect overpay in their

DOCKET  NOS.  RPU-01-3,  RPU-01-5
PAGE 12

rates to build up a fund to offset future AFUDC on future plants. ADM argues any revenue sharing mechanism should return money directly to ratepayers, as was done in the APP settlement.

     The revenue sharing mechanism, which allows the funds to be used to offset AFUDC, benefits ratepayers, because it helps avoid the rate shock that normally occurs when new plants are placed in rates. However, these benefits are contingent on MidAmerican's commitment to build, which includes its acceptance of ratemaking principles in its pending ratemaking principles proceeding, Docket No. RPU-01-9.

     Assuming that the commitment to build is adequate, the revenue sharing mechanism is reasonable. The minimal intergenerational inequities that may occur are offset by the avoidance of rate shock when the new plant or plants are completed.

     The 12 percent return on equity trigger for the revenue sharing mechanism is at the high end of the Board's general method for determining return on equity, which adds 250-450 basis points to the most current A-rated utility bond yield. Setting the trigger at this level should be sufficient to allow MidAmerican to remain financially healthy. The 12 percent being approved here, though, is not a state-authorized return on equity in the traditional sense but merely a trigger for a revenue sharing mechanism.

     Approval of this trigger amount does not signal a shift in the Board's method for determining return on common equity. The 12 percent trigger is part of an overall

DOCKET NOS. RPU-01-3,  RPU-01-5
PAGE 13

settlement based, in part, on the unique risk characteristics faced by MidAmerican, which include the elimination of its energy adjustment clause, the commitment to build utility-owned generation, and the settlement commitment not to bring a rate increase proceeding, absent extraordinary circumstances detailed in the settlement, until the settlement term expires in 2005. Because of MidAmerican's unique risks under this settlement, the 12 percent trigger cannot be seen as precedent in setting the return on equity in any subsequent utility rate case.

D.  COMMITMENT  TO BUILD

     The proposed settlement provides that "MidAmerican commits to build a coal-fired generation facility and natural gas-fired generation facility in Iowa subject to receipt of acceptable regulatory treatment consistent with Iowa Code 476A and HF 577." MidAmerican has filed with the Board in separate dockets an application to construct a natural gas-fired generation facility known as the Greater Des Moines Energy Center (Docket No. GCU-01-1) and a request for determination of ratemaking principles for that plant (Docket No. RPU-01-9). MidAmerican witness Crist testified about how the state's energy policy, the Greater Des Moines Energy Center, and the proposed settlement are intertwined:


          The Greater Des Moines Energy Center, this rate settlement, and the energy policy for the State of Iowa, as embodied in House File 577, are strongly linked. The passage of House File 577 and the new energy policy profoundly changed MidAmerican's approach to capacity. That law created a climate under which MidAmerican, our utility, would encourage utility-built generation, as well as the rate--encourage the rate

DOCKET  NOS.  RPU-01-3,  RPU-01-5
PAGE 14

          settlement. So thus the Greater Des Moines Energy project is linked tightly to both the energy policy in the State of Iowa, as well as the rate settlement. (Tr. 21-22).

     Ag Processing and ADM argue that this "commitment" to build the Greater Des Moines Energy Center is a soft commitment that is conditioned on receiving favorable treatment in its ratemaking principles proceeding. In fact, Consumer Advocate witness Habr acknowledged that there was no unqualified or unconditional commitment to build. (Tr. 282).

     The Board recognizes that the commitment to build in the proposed settlement is conditioned upon, among other things, MidAmerican receiving favorable treatment in the ratemaking principles proceeding. For example, MidAmerican may decide at several steps during the process not to proceed with the Greater Des Moines Energy Center. If no plant is ever built, the proposed settlement provides some protection to ratepayers by providing for refunds to customers, on a straight-line basis over five years, of excess AFUDC funds. The refunds will take place after 2005 and would not be completed, at the earliest, until 2010.

     The Board does not believe it is in the public interest for those funds to remain with MidAmerican for that length of time if there is not reasonable progress towards the building of new utility-owned generation. Therefore, the Board will modify the settlement to require MidAmerican to file each February 1 an annual progress report on the Greater Des Moines Energy Center and other projects for which the funds can be used pursuant to the settlement. The first report will be due in 2003 and the last in

DOCKET NOS.  RPU-01-3,  RPU-01-5
PAGE 15

2006. If an annual report shows that reasonable progress has not been made on the Greater Des Moines Energy Center or other projects in the past year, the Board may order an immediate refund to customers of appropriate amounts accrued in the AFUDC account as a result of the revenue sharing mechanism, plus interest.

     The Board notes that the word "progress" does not necessarily mean that there have been construction activities that year. Progress could be, for example, in MidAmerican's acceptance of ratemaking principles in a ratemaking principles proceeding.

E.   MISCELLANEOUS  ISSUES

     1. REVENUE REQUIREMENT

     There has been a continuing dispute in this docket regarding whether the settlement proponents are required to agree to a specific revenue requirement in the settlement. ADM and Ag Processing claim the settlement's failure to contain a revenue requirement violates Board rules and warrants dismissal of the settlement. The Board denied a motion to dismiss made prior to the first witness being called at hearing; a second motion to dismiss was made at the close of the evidence and was not ruled upon at hearing.

     Paragraph 199 IAC 7.2(11)"a" provides, in part, that "in proposed settlements which resolve all revenue requirement issues in a contested case proceeding, parties to the settlement shall jointly file the revenue requirement calculations reflecting the adjustments proposed to be settled." By its very terms, this rule does not require a

DOCKET  NOS.  RPU-01-3,  RPU-01-5
PAGE 16

revenue requirement to be filed in this case. Revenue requirement calculations are only required if some or all of the revenue requirement issues are settled. Here, no individual revenue requirement issues were settled so no calculations are required by the rule. The settling parties are only required to identify their "range of positions," which they have done.

     ADM's assertion that MidAmerican is in effect deregulated and has never been subject to a full investigation of its operations are untrue. While it is true that no revenue requirement has been established for MidAmerican since its creation by two mergers, volumes of information have been evaluated by the Board, not only in this docket but also in Docket No. APP-96-1. While much of this evidence was not introduced at hearing, the Board has an obligation to review and evaluate this information, because 199 IAC 7.2(11) provides that the Board cannot approve a settlement unless it is reasonable in light of the "whole record." The rule does not limit the Board's evaluation of a settlement to an "evidentiary record." The Board also notes that other aspects of MidAmerican's operations have been examined in numerous other dockets before the Board.

     Ag Processing and ADM never clearly state how an explicit revenue requirement would be useful. There is an implicit revenue requirement in the APP settlement, and that implicit requirement remains unchanged. With the structure of this settlement, determination of an explicit revenue requirement appears to be an

DOCKET NOS. RPU-01-3, RPU-01-5
PAGE 17

academic exercise with little or no practical import. Both on legal and policy reasons, the motion to dismiss will be denied.

2.   TRANSLINK  RETURN ON EQUITY

     MidAmerican is joining Translink, a for-profit transmission company. In a filing before the Federal Energy Regulatory Commission (FERC), Translink indicates the state authorized return on equity will serve as the return on equity for transmission assets. Both Consumer Advocate witness Habr and MidAmerican witness Stepien indicated the settlement did not contain a state authorized return that will be used in pricing FERC jurisdictional transmission assets. (Tr. 174; 324). The Board in issuing its decision on the settlement is doing so with the understanding that there is no state-authorized return on equity resulting from the settlement. In the event FERC approves the Translink proposal in its entirety, the Board will then need to determine an appropriate return on equity for MidAmerican for transmission pricing.

3.  VAGUENESS

     ADM argues the settlement is vague, because the issues settled were not clearly identified, the date the settlement terminates is unclear, and the settlement incorporates portions of the APP settlement. The settlement and hearing testimony, taken together, clearly identify what issues were settled and how they were settled. The settlement also has a clear termination date, December 31, 2005. Certain provisions of the settlement, however, related to the sharing mechanism and the offset of AFUDC on future generation plant investments, are enforced after that date.

DOCKET NOS. RPU-01-3, RPU-01-5
PAGE 18

This is not unusual. For example, the APP settlement terminated at the end of calendar year 2000, but the revenue sharing mechanism for 2000 was calculated and applied in 2001.

     Finally, incorporation of portions of the APP settlement does not make the current settlement vague. The two settlements share a number of features, such as the elimination of MidAmerican's energy adjustment clause.

4. FILING OF REPORT

     The settlement provides that the same framework used for filing an annual revenue sharing report that has been used as part of the APP settlement shall continue throughout the duration of the proposed settlement. This report is necessary to determine the accuracy of the revenue sharing calculations. However, the settlement also states that this report "shall be supplemented with the filing of a return on common equity (ROE) realized exclusively from retail customers."

     This supplement to the report is unnecessary, and the Board will therefore modify the settlement by eliminating this filing requirement. Testimony at the hearing demonstrated that this report serves no useful purpose in enforcing the terms of the settlement and was not to be acted upon or approved by the Board. (Tr. 209-11). The Board has made great strides in the last several years to streamline filing requirements in all aspects of its operations to eliminate filings that do not provide information necessary for the Board to perform its statutory functions. If future

DOCKET NOS. PU-01-3, RPU-01-5
PAGE 19

developments indicate such information is useful to the parties or the Board, it may be obtained by discovery or Board order.

                                FINDINGS OF FACT

     Based on a thorough review of the whole record in these proceedings, the Board makes the following findings of fact:

1. The settlement is reasonable in light of the whole record, consistent with law, and in the public interest, if the signatories to the settlement agree to the modifications contained in the remainder of these findings.

2. It is reasonable to modify the settlement to require an annual report on the progress of the Greater Des Moines Energy Center and other projects and to allow the Board to order refunds to customers, with interest as determined by the Board, of appropriate amounts accrued in an AFUDC account due to the revenue sharing mechanism contained in the settlement if the Board determines reasonable progress has not been made during that year towards the completion of the Greater Des Moines Energy Center or other projects for which the funds can be used pursuant to the settlement.

3. It is reasonable to modify the settlement to allow any person at any time to file a revenue neutral rate design proposal with the Board.

4. It is reasonable to modify the settlement to eliminate the supplement to the annual revenue sharing report that contains a return on equity realized exclusively from retail customers.

DOCKET NOS. RPU-01-3, RPU-01-5
PAGE 20

                               CONCLUSIONS OF LAW

     The Board has jurisdiction of the parties and the subject matter in this proceeding, pursuant to Iowa Code chapter 476 (2001).

                                ORDERING CLAUSES

IT IS THEREFORE ORDERED:

1. The settlement filed by MidAmerican Energy Company, the Consumer Advocate Division of the Department of Justice, the International Brotherhood of Electrical Workers Iowa State Conference, Deere & Company, and Local Union 109, International Brotherhood of Electrical Workers, AFL-CIO, on July 12, 2001, is approved, subject to the modifications contained in this order, and with the express understanding that the settlement does not set a state-authorized rate of return which will be used in pricing FERC jurisdictional transmission assets.

2. The signatories to the settlement shall notify the Board within ten days of this order if they disagree with any of the modifications to the settlement described in this order. If no objections are filed, the signatories will be deemed to have approved the modifications and made them part of the settlement. If any objections are filed, the Board will set a new procedural schedule for Docket Nos. RPU-01-3 and RPU-01-5 and the settlement will be deemed null and void.

3.   The motion to dismiss made at the conclusion of the hearing is denied.

DOCKET  NOS.  RPU-01-3,  RPU-01-5
PAGE 21

4. Motions and objections not previously granted or sustained are denied or overruled. Any argument in the briefs not specifically addressed in this order is rejected either as not supported by the evidence or as not being of sufficient persuasiveness to warrant comments.

5. MidAmerican shall file the information outlined in this order on or before February 1, 2003, and shall continue the filings on an annual basis until 2006.


                                         UTILITIES  BOARD

                                         /s/ Diane Munns
                                         ----------------

                                         /s/ Mark O. Lambert
                                         -------------------

ATTEST:
         /s/ Judi K. Cooper
         --------------------
         Executive  Secretary

Dated at Des Moines, Iowa, this 21st day of December, 2001.